 Exhibit 99.1

For Release:              Immediately
Contact:                      Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES

FOURTH QUARTER EARNINGS

Calhoun, Georgia, February 15, 2007 - Mohawk Industries, Inc. (NYSE:MHK) today announced 2006 fourth quarter net earnings of $129.5 million (30% above last year) and diluted earnings per share (EPS) of  $1.90 (29% above last year).  The 2006 fourth quarter net earnings include $3.3 million in closing costs for a ceramic plant, $1.8 million for stock options charges not required in the prior year and income of $2.8 million for a partially paid customs refund, all net of taxes.  Net sales for the quarter were $1,898.6 million, an increase of 5% from 2005.  The sales growth resulted from the Unilin acquisition (completed October 31, 2005), hard surfaces sales growth and price increases.

Cash flow from operations and EBITDA during the quarter remained strong at $235.8 million and $303.9 million, respectively. After paying down debt of $602.7 million during the year and $190.9 million during the fourth quarter, debt to EBITDA ratio improved to 2.5 and our debt to capitalization ratio improved to 43%.  Working capital also showed improvement over last year.

For the year 2006, net earnings were $455.8 million (18% above last year) and EPS were $6.70 (17% above last year).  The 2006 net earnings include $3.3 million in closing costs for a ceramic plant, $7.5 million for stock options charges not required in the prior year and income of $12.3 million for a partially paid customs refund, all net of taxes. Net sales for the year were $7,905.8 million, an increase of 19% from 2005.  This increase is attributable to the Unilin acquisition, hard surface sales growth, and price increases.

In commenting on the fourth quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated: "Even though the industry remains soft, our business results were good for the quarter. We benefited from strong growth in the Unilin business and business initiatives to reduce costs. Our overall strategy of offering a total flooring solution combined with an expanded geographical presence has positively influenced results.  The U.S. flooring industry continued slowing. The residential new construction market and the retail remodeling channel have continued their decline. The commercial channel continues to out perform the residential channel.

The Mohawk segment sales were down 6% as industry sales continued to contract. The cost reduction programs put in place last quarter partially offset lower margins which were impacted by higher costs and reduced volume.    There continues to be an increased level of promotional activity to stimulate customer activity. Our new and replacement residential carpet sales continued to fall. The commercial channel continued to grow during the quarter with some softening in the high end category as customers have traded down.  Our material costs have remained high but could improve if commodity prices soften. There are many initiatives on cost reduction, efficiency and sales growth in process. We continue to review the industry and adjust to the changing environment.

Our Dal-Tile segment sales grew 4% during the quarter despite a deteriorating residential market.  Dal-Tile is following industry trends with residential sales slowing and commercial sales growing. We are reducing expenses, increasing productivity, and focusing on the commercial and redecorating channels.   Our plant expansions were completed and will enhance our position.  Margins were impacted by the closing of a high cost ceramic facility and higher transportation costs.  Our ceramic business is well positioned for the long-term.

The Unilin segment performed above our expectations. Both the European and U.S. markets were strong with a proforma sales increase of 24% using a constant exchange rate.   The Mohawk brand laminate continues to increase sales of Unilin products.  Operating margins at 20% were higher than anticipated due to volume increases, improved product mix, and later raw material cost increases than anticipated.  The Unilin management team continues to produce strong results and has proven to be a positive addition to our business.  We received a favorable International Trade Commission ruling which precluded many importers from bringing laminate products into the U.S. that infringe on patents."

The Company is anticipating continued slow U.S. industry sales in the first quarter of 2007 that will impact margins and earnings.  It has reduced manufacturing, administration, and marketing expenses based on current industry conditions and will continue to adjust as required. Based on these factors, earnings guidance for the first quarter of 2007 is from $1.01 to $1.10 EPS.  This guidance includes refunds of approximately $5 million received from U.S. customs in January 2007.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "could," "should," "believes," "anticipates," "forecasts," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; litigation and other risks identified in Mohawk's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Friday, February 16, 2007 at 11:00 AM Eastern Time.
The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local.
 A conference call replay will also be available until February 23, 2007 by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for International/Local calls and entering Conference ID # 6034022.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Net sales	$1,898,594	1,804,551	7,905,842	6,620,099
Cost of sales	1,344,516	1,327,793	5,674,531	4,851,853
Gross profit	554,078	476,758	2,231,311	1,768,246
Selling, general and administrative expenses	324,704	289,718	1,392,251	1,095,862
Operating income	229,374	187,040	839,060	672,384
Interest expense	42,584	31,625	173,697	66,791
Other (income) expense, net	2,108	934	8,488	3,460
U.S. Customs refund, net	(4,370)	-	(19,436)	-
Earnings before income taxes	189,052	154,481	676,311	602,133
Income taxes	59,561	54,848	220,478	214,995
Net earnings	$129,491	99,633	455,833	387,138
Basic earnings per share	$1.91	1.48	6.74	5.78
Weighted-average shares outstanding	67,733	67,248	67,674	66,932
Diluted earnings per share	$1.90	1.47	6.70	5.72
Weighted-average common and dilutive
potential common shares outstanding	68,058	67,860	68,056	67,644

Other Financial Information
(Amounts in thousands)

Net cash provided by operating activities	$235,804	233,511	782,045	561,544
Depreciation & amortization	$72,278	55,757	274,952	150,657
Capital expenditures	$41,721	96,505	165,769	247,306

Consolidated Balance Sheet Data
(Amounts in thousands)
			December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash & cash equivalents			$63,492	134,585
Receivables			851,428	848,666
Inventories			1,225,874	1,215,427
Prepaid expenses			138,866	140,789
Deferred income taxes			99,251	49,534
Total current assets			2,378,911	2,389,001
Property, plant and equipment, net			1,888,088	1,810,728
Goodwill			2,699,639	2,621,963
Intangible assets			1,180,094	1,174,097
Other assets			31,662	44,248
			$8,178,394	8,040,037
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$576,134	113,809
Accounts payable and accrued expenses			1,019,629	998,105
Total current liabilities			1,595,763	1,111,914
Long-term debt, less current portion			2,207,547	3,194,561
Deferred income taxes and other long-term liabilities			659,821	675,324
Total liabilities			4,463,131	4,981,799
Total stockholders' equity			3,715,263	3,058,238
			$8,178,394	8,040,037

Segment Information	As of or for the Three Months Ended		As of or for the Twelve Months Ended
(Amounts in thousands)	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Net sales:
Mohawk	$1,115,689	1,192,182	4,742,060	4,716,659
Dal-Tile	459,754	443,710	1,941,819	1,734,781
Unilin	327,599	168,814	1,236,918	168,814
Corporate and eliminations	(4,448)	(155)	(14,955)	(155)
Consolidated net sales	$1,898,594	1,804,551	7,905,842	6,620,099

Operating income:
Mohawk	$112,275	131,180	387,386	426,811
Dal-Tile	57,615	63,296	270,901	260,194
Unilin	64,669	(5,162)	214,093	(5,162)
Corporate and eliminations	(5,185)	(2,274)	(33,320)	(9,459)
Consolidated operating income	$229,374	187,040	839,060	672,384

Assets:
Mohawk			$2,462,420	2,473,497
Dal-Tile			2,257,107	2,207,514
Unilin			3,302,195	3,263,248
Corporate and eliminations			156,672	95,778
Consolidated assets			$8,178,394	8,040,037

Reconciliation of EBITDA, debt to EBITDA ratio, Debt to capital percentage and Unilin pro forma sales increase

	Three Months Ended	Twelve Months Ended
(Amounts in thousands)	December 31, 2006	December 31, 2006

EBITDA reconciliation:
Operating income	$229,374	839,060
Other expense	(2,108)	(8,488)
U.S. Customs refund, net	4,370	19,436
Depreciation and amortization	72,278	274,952
EBITDA (a)	$303,914	1,124,960

Ratio of outstanding debt to EBITDA reconciliation:
Outstanding Debt (b)		$2,783,681

Ratio of outstanding debt to EBITDA (b)/(a)		2.5

Debt to capital reconciliation:
Outstanding Debt (b)		$2,783,681

Outstanding Debt		$2,783,681
Total stockholders' equity		3,715,263
Total capital (c)		$6,498,944

Debt to capital (b)/(c)		43%

	Three Months Ended	Three Months Ended
	December 31, 2006	December 31, 2005

Unilin proforma sales reconciliation:
Net sales reported	$327,599	168,814
Unilin net sales prior to acquisition	-	76,275
Impact of applying constant foreign
exchange rate of $1.28 (1)	-	18,266
	$327,599	263,355

Proforma net sales percentage change		24%

(1) Represents the incremental foreign exchange impact by applying the 2006 fourth quarter exchange rate to the 2005 fourth quarter results.

The Company believes it is useful for itself and investors to review, as applicable, both GAAP information and the above non-
GAAP measures in order to assess the performance of the Company's business for planning and forecasting in subsequent periods.